Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Regions Increases Fourth Quarter 2007 Loan Loss Provision

BIRMINGHAM, Ala. – (BUSINESS WIRE) – January 3, 2008 – Regions Financial Corporation (NYSE:RF) today announced it plans to increase its loan loss provision to approximately $360 million in the fourth quarter of 2007, an increase of approximately $270 million from the third quarter of 2007. Regions’ decision was prompted by weakening credit quality, primarily in its residential builder loan portfolio. Fourth quarter 2007 net loan charge-offs and non-performing assets are expected to rise to approximately an annualized 46 basis points of average loans and 91 basis points of period-end loans and foreclosed properties, respectively. The total allowance for credit losses is expected to be strengthened to about 1.45 percent of net loans at December 31, 2007, from the prior period’s 1.19 percent.

“We are experiencing a sharp slowdown in real estate demand, especially in parts of Florida and Georgia, and are responding aggressively to counter its effects,” said Dowd Ritter, chairman and chief executive officer. “We are closely monitoring the impact of the declines in housing demand and values on our borrowers and are acting quickly to address current areas of weakness.”

Residential builder loans represent approximately 8 percent, or $7.5 billion, of Regions’ total portfolio of $95 billion. In addition to increasing the loan loss provision, the company is implementing several measures to support the management of this portion of its portfolio, including reassignment of highly experienced, key relationship managers to focus on work-out strategies for distressed borrowers. While Regions expects that these actions will help mitigate the overall effects of the credit down cycle, it also expects that weakness in the homebuilder segment will continue well into 2008. Accordingly, it is anticipated that Regions’ non-performing asset and charge-off levels will continue to increase as the year progresses.

Despite more challenging residential real estate market conditions, loans within Regions’ residential first mortgage and home equity portfolios generally continue to perform well.

Regions believes its strong capital position and core earnings power will position the company for continued long-term success despite the current credit cycle.

Other charges

Regions also expects to record approximately $131 million of additional pre-tax charges in the fourth quarter of 2007, excluding merger-related expenses. These charges include: $38 million in projected losses from investments in Morgan Keegan funds; $51 million for liabilities relating to the Visa USA Inc. antitrust lawsuit settlement with American Express and other pending Visa litigation (reflecting Regions’ share as a Visa member); and $42 million in other valuation-related expenses, the majority of which relate to its mortgage servicing business. Regions expects that proceeds from an anticipated share redemption related to its ownership interest in Visa’s planned initial public offering will more than offset its recorded Visa-related liabilities.

Regions will hold a conference call today at 5:00 p.m. EST to discuss this announcement. To participate in the conference call, please dial 1-800-309-5793 (Company: Regions Financial Corporation, pass code 29887379). For additional information, please refer to the information on Form 8-K filed today by Regions with the Securities and Exchange Commission, or visit the Investor Relations page at www.regions.com.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine's "Platinum 400" list of America's best big companies. With $138 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates almost 2,000 banking offices and nearly 2,600 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward looking statements

This press release may include forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; the current stresses in the financial markets; Regions’ ability to integrate the recent combination with AmSouth Bancorporation and to retain and attract customers; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as hurricanes; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans; increased competition from both banks and non-banks; and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2006, and in subsequently-filed Forms 10-Q, as on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

###

Regions Financial - Supplemental Real Estate Portfolio Information